Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Accountants,” “Experts,” “Appendix A –Agreement and Plan of Reorganization” and “Appendix D - Financial Highlights” in the combined Proxy Statement/Prospectus of SAM Sustainable Global Active Fund, a series of The RBB Fund, Inc., and Frontegra SAM Global Equity Fund, a series of Frontegra Funds, Inc., included in this Registration Statement (Form N-14) of Frontegra Funds, Inc., the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Frontegra SAM Global Equity Fund included in this Registration Statement, and the captions "Financial Highlights" in the Institutional Class and Investor Class Prospectuses dated December 31, 2010, and “Independent Registered Public Accounting Firms” and “Financial Statements” in the Statement of Additional Information dated December 31, 2010, of the SAM Sustainable Global Active Fund incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our report on the SAM Sustainable Global Active Fund dated October 27, 2010, included in the 2010 Annual Report to Shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

March 9, 2011